EXHIBIT 10.43

Dear ______________:

In light of the strategic decision Ashland Inc. (“Ashland”) has made to separate the Valvoline business from its specialty chemicals businesses in such a way that two independent, publicly-traded companies will exists upon completion (the “Transaction”), Ashland considers your continued services to be essential to protecting and enhancing the best interests of Ashland and its shareholders. For this reason Ashland would like to extend the following offer to you, in order to encourage your continued employment during the period prior, and immediately following the completion of the Transaction. Your acceptance of this offer (the “Retention Agreement”) will rescind and replace any other verbal or written agreements between you and Ashland concerning your continued employment during this period.

Subject to the conditions provided herein, if, during the term of this Retention Agreement, you remain actively employed through your Stay Date, as defined below, with Ashland or a Successor, as defined herein, then you will receive a lump sum payment (your “Retention Benefit”) of $____________, less applicable withholdings, to be paid within 15 days of your Stay Date, subject to any applicable requirements of Internal Revenue Code §409A. Your Retention Benefit will be paid by the legal entity with which you are employed as of your Stay Date.

Your “Stay Date” shall be the earlier of i) thirty (30) months from the effective date of this Retention Agreement; (ii) the last day of the sixth (6th) month immediately following the completion of the Transaction; (iii) the date on which your employment is involuntarily terminated by Ashland or a Successor, without cause; or (iv) the date on which you elect to terminate your employment with Ashland or a Successor for Good Reason, as defined herein.

For purposes of this Retention Agreement “Good Reason” shall be defined as (i) a 15% or greater reduction in your base salary; or (ii) the relocation of your principal work location to a location more than a 50 mile radius from your current principal work location, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations. Provided, that Good Reason shall not exist unless and until you provide Ashland or a Successor with written notice of the act(s) alleged to constitute Good Reason within thirty (30) days of your knowledge of the occurrence of such act(s), and Ashland or a Successor fails to cure such acts within thirty (30) days of receipt of such notice. Further, you must then exercise your right to terminate your employment for Good Reason within sixty (60) days thereafter, in order for the termination to be for Good Reason.

During the term of this Retention Agreement, your compensation and benefits will continue to be administered on the same terms as apply to other employees in your salary band. In addition, in the event your employment is terminated involuntarily and without cause during the term of this Retention Agreement, then you will also be eligible to receive standard severance benefits from Ashland or a Successor, and nothing in this Retention Agreement will impair your right to receive such benefits; provided that you will not be

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eligible to receive enhanced severance benefits under any special severance program created for employees who are impacted by the Transaction, and who do not have Retention Agreements with Ashland or a Successor.

You agree that you will keep the terms of this Retention Agreement completely confidential, and that you will not hereafter disclose any information concerning this agreement to anyone except your immediate family, financial advisor and/or attorney; provided, that they agree in advance of said disclosure to keep this information confidential and not disclose it to others.

You further understand that this Retention Agreement will immediately terminate (an “Early Termination without a Retention Benefit”), and Ashland and/or a Successor will be relieved of any obligation to provide the Retention Benefit to you if any of the following occurs prior to your Stay Date:

i)	you voluntarily terminate your employment with Ashland or a Successor, except for a termination for Good Reason as defined herein;

ii)
your employment is terminated by Ashland or a Successor as a result of your refusal to accept employment in a new or different position with Ashland or a Successor, and you do not have Good Reason, as defined herein, to terminate your employment voluntarily;

iii)	you violate the confidentiality provisions contained herein;

iv)
Ashland or a Successor terminates your employment for Cause; For the purposes of this Retention, termination for cause will arise if you: (a) substantially fail to perform your duties with Ashland or a Successor, unless such failure is due to your incapacity as a result of physical or mental illness; or (b) you engage in willful misconduct or gross negligence in performing your duties with Ashland or as Successor;

v)
in the event of your death. Provided, however, that Ashland and/or a Successor will not be relieved of any obligations under any applicable employee benefit plans of Ashland and/or a Successor which arise due to your death.

You further understand and agree that if, during the term of this Retention Agreement, the Board of Directors of Ashland determines that the Transaction, as approved in principle by the Board of Directors of Ashland on September 16, 2015, will not be consummated, then this Retention Agreement will immediately terminate (an “Early Termination with a Pro-Rata Retention Benefit”), and you will not be eligible for the full amount of the Retention Benefit provided above. However, you will receive a pro-rata payment of your Retention Benefit calculated by dividing your Retention Benefit by 30 (representing the maximum potential duration in months of this Retention Agreement), and then multiplying that monthly amount by the number of complete months you have worked from the effective date of this Retention Agreement through the date of such termination of this Retention Agreement. You will receive your pro-rated Retention Benefit in a lump sum payment, less applicable withholdings, to be paid within 15 days of the date on which it becomes due, subject to any applicable requirements of Internal Revenue Code §409A.

This Retention Agreement shall terminate on the earlier of i) your Stay Date, ii) the date on which an Early Termination without a Retention Benefit occurs, or iii) the date on which an Early Termination with a Pro-Rata Retention Benefit occurs. Provided, however, that the confidentiality provisions of this Retention Agreement and any obligations on the part of Ashland and/or a Successor which arise under this Retention Agreement during its term, or triggered under this Retention Agreement on the date of its termination, shall survive the termination of this Retention Agreement.

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This Retention Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Ashland reserves the right to terminate your employment at any time, with or without cause.

You understand and agree that Ashland will assign this Retention Agreement to any successor in interest (i) to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise); or (ii) to any portion of the business or assets of Ashland which are no longer owned by Ashland as a result of the completion of the Transaction; in either instance with which you become employed during the term of this Retention Agreement (a “Successor”), and thereby require such Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Ashland would be required to perform it if no such succession had taken place.

If you agree with the foregoing, please sign and date each original of this Retention Agreement in the space provided for your signature, and return one original to Julie Hopkins prior to _________________. You may retain a copy for your records.

Should you have any questions, please feel free to contact me.

Sincerely yours,

William A. Wulfsohn

Agreed to and accepted
this ____ day of _________________.

__________________________
    Employee Name

cc:    Susan B. Esler